Exhibit 99

FOR IMMEDIATE RELEASE

THQ/ Investor Relations 818/ 871-5090

Liz Pieri THQ/ Media Relations 818/ 871-5061

THQ ANNOUNCES COMMON STOCK BUY-BACK PLAN

CALABASAS HILLS, Calif. — September 10, 2002 — THQ® Inc. (NASDAQ NMS: THQI) today announced that its board of directors has authorized the repurchase of up to $25,000,000 of its common stock from time to time on the open market or in private transactions.

The decision was prompted by THQ’s strong cash position and the Company’s current stock price, which closed at $22.89 in today’s trading. The company currently has 39,653,204 shares of common stock outstanding.

“We believe our stock is a good investment,” said Brian Farrell, president and CEO, THQ. “We think our current share price is not a true reflection of our proven track record and outlook for future growth.”

THQ Inc. is a leading, worldwide developer and publisher of interactive entertainment software for a variety of hardware platforms including PC CD-ROM, wireless devices, and those manufactured by Sony Computer Entertainment America Inc., Nintendo and Microsoft. The THQ web site is located at www.thq.com. The THQ Wireless site is located at www.thqwireless.com.

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This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management. These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions. Specific information concerning these and other such factors is contained in THQ’s Prospectus dated March 26, 2002 as filed with the Securities and Exchange Commission on March 27, 2002. A copy of this filing may be obtained by contacting THQ or the SEC. The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.